CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Gold & Special Minerals Fund:

We consent to the use of our report dated August 11, 2017, with respect to the consolidated financial statements and consolidated financial highlights of Oppenheimer Gold & Special Minerals Fund as of June 30, 2017, incorporated by reference herein, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus, and “Organization and Management of Wholly-Owned Subsidiary”, “Independent Registered Public Accounting Firm”, and “Consolidated Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado

August 24, 2017